Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2019 relating to the consolidated financial statements of Ocean Bio-Chem, Inc. as of December 31, 2018 and for the year then ended, and the audited adjustments to retrospectively apply the change in accounting for revenue from contracts with customers in the audited consolidated financial statements of the Registrant as of December 31, 2017 and for the year then ended as described in paragraph 3 of Note 1 to such financial statements,  included in Ocean Bio-Chem, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Accell Audit and Compliance, P.A.

Tampa, Florida

April 1, 2019